Exhibit 16.1

April 29, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	PHC, Inc.

SEC File No. 1-33323

Ladies and Gentlemen:

We have read Item 4-01(a) of the Form 8-K to be filed on or about April 29, 2008 of the above-reference registrant and are in agreement with the statements made therein as it relates to Eisner LLP. We have no basis to agree or disagree with other statements on the registrant contained therein.

Very truly yours,

/s/ Eisner LLP